Exhibit 10.1
FIRST AMENDMENT AND WAIVER UNDER CREDIT AGREEMENT
This FIRST AMENDMENT AND WAIVER UNDER CREDIT AGREEMENT (the “Amendment”), dated this 12 day of August, 2009, is by and among SL INDUSTRIES, INC., a New Jersey corporation (“Parent Borrower”), the Subsidiaries of the Parent Borrower party hereto (each a “Subsidiary Borrower” and collectively, the “Subsidiary Borrowers” and together with the Parent Borrower, each a “Borrower” and collectively, the “Borrowers”), the lenders party hereto, being not less than the Majority Lenders (the “Amendment Lenders”), and BANK OF AMERICA, N.A., a national banking association (acting in its capacity as administrative agent for the Lenders, the “Agent”).
BACKGROUND
A. Pursuant to that certain Amended and Restated Revolving Credit Agreement entered into as of October 23, 2008, by and among the Borrowers, the Lenders, and the Administrative Agent (as amended, modified, restated or otherwise supplemented from time to time, the “Credit Agreement”), the Lenders agreed, inter alia, to extend to the Borrowers a revolving credit facility of Sixty Million Dollars ($60,000,000).
B. The Parent Borrower has advised the Agent that the Borrowers failed to meet, for the fiscal quarter ending on June 30, 2009, the Interest Coverage Ratio of not less than 2:50 to 1:00 as of the end of each fiscal quarter as set forth in Section 7.1(b) of the Credit Agreement, and as reported in the compliance certificate delivered on August 10, 2009 and such failure resulted in an Event of Default under Section 10.1(d)(i) of the Credit Agreement (the “Specified Default”).
C. The Borrowers have requested, and the Amendment Lenders have agreed, upon the terms and subject to the conditions set forth herein, to: (i) waive the Specified Default; (ii) make certain amendments to the Interest Coverage Ratio and calculation thereof; (iii) reduce the Commitment from $60,000,000 to $40,000,000; (iv) increase the Commitment Fee Margin; and (v) make certain other amendments to the Credit Agreement as hereinafter provided.
Now, therefore, for value received, and in consideration of Loans made or to be made, and other credit accommodations given or to be given, to the Borrowers by the Lenders from time to time, each Borrower, each Amendment Lender and the Agent hereby agree as follows:
1. Definitions. Except as expressly set forth herein, all capitalized terms used and not defined herein shall have the respective meanings ascribed thereto in the Credit Agreement.

2. Waiver of the Specified Default. On the terms and subject to the conditions of this Amendment, the Amendment Lenders hereby waive the Specified Default for the fiscal quarter ending on June 28, 2009. Notwithstanding the foregoing, neither the Amendment Lenders’ waiver of the Specified Default, nor any communication between the Agent, Lenders and the Borrowers or any party’s respective officers, agents, employees or representatives shall be deemed to constitute a waiver of: (i) any Default or Event of Default existing under the Loan Documents, whether now existing or hereafter arising under the Loan Documents, other than the Specified Default; (ii) the ongoing obligations of the Loan Parties to comply with the Credit Agreement and the other Loan Documents, as amended hereby; or (iii) any rights or remedies which the Agent and Lenders have against the Loan Parties under the Credit Agreement, the other Loan Documents and/or applicable law, with respect to any Default or Event of Default, other than rights and remedies which directly result from the occurrence and existence of the Specified Default. The Agent and the Lenders hereby reserve and preserve all of their rights and remedies against the Loan Parties under the Credit Agreement and other Loan Documents and under applicable law, other than the right to exercise remedies based upon the occurrence and existence of the Specified Default.
3. Schedule A to the Credit Agreement. Schedule A to the Credit Agreement (being the Commitments of the Lenders) is hereby amended and restated to be in the form of Schedule A attached hereto.
4. Amendment to Section 7.1(b) of the Credit Agreement. Section 7.1(b) of the Credit Agreement is hereby amended and restated in its entirety as follows:
(b) Minimum Interest Coverage Ratio. As of any fiscal quarter end, with the exception of the fiscal quarter ending on September 30, 2009, the Interest Coverage ratio shall not be less than 2:50 to 1:00. As of the fiscal quarter ending on September 30, 2009, the Interest Coverage Ratio shall not be less than 1:00 to 1:00.
5. Amendments to Section 11.1 of the Credit Agreement.
(a) The definition of “Commitment” is hereby amended and restated in its entirety as follows:
“Commitment” means the obligations of the Lenders pursuant to the terms hereof to make Revolving Credit Loans to the Borrowers in the aggregate principal amount outstanding at any time not to exceed Forty Million Dollars ($40,000,000), from time to time until the Termination Date. The amount of the Commitment may be reduced pursuant to the terms hereof.
(b) The definition of “Commitment Fee Margin” is hereby amended to amend and restate the table contained therein in its entirety as follows:

		Then the Commitment Fee
Tier	If the Total Leverage Ratio is:	Margin is
1	Less than or equal to 1.50 to 1.00	0.50%
2	Greater than 1.50 to 1.00, but less than or equal to 2.50 to 1.00	0.60%
3	Greater than 2.50 to 1.00, but less than or equal to 3.00 to 1.00	0.75%
4	Greater than 3.00 to 1.00	0.90%

(c) The definition of “Interest Coverage Ratio” is hereby amended and restated in its entirety as follows:
“Interest Coverage Ratio” means, as of any date, the ratio of (a) EBIT, for the period of four (4) consecutive fiscal quarters ending on or immediately prior to such date, to (b) Interest Expense (whether or not paid), payable during the period of four (4) consecutive fiscal quarters ending on or immediately prior to such date; provided that for the period of four (4) consecutive fiscal quarters ending on or immediately prior to September 30, 2009 only, EBIT shall include the Restructuring Charges.
(d) The following definition of “Restructuring Charges” is hereby added in its entirety as follows:
“Restructuring Charges” means, for the period of four (4) consecutive fiscal quarters ending on or immediately prior to September 30, 2009, certain restructuring charges resulting from work force reductions actually incurred and paid by (i) SL Power Electronics Corporation in an amount not to exceed Five Hundred Eighty-Five Thousand Dollars ($585,000) and (ii) MTE Corporation in an amount not to exceed One Hundred Fifteen Thousand Dollars ($115,000), which charges in the aggregate shall not exceed Seven Hundred Thousand Dollars ($700,000), during such period and included in the calculation of EBIT.
6. No Further Consent or Waiver. Other than the Specified Default, no Default or Event of Default exists immediately before or immediately after the date hereof. Other than the Specified Default, nothing in this Amendment nor any communication between the Agent, any Lender, the Loan Parties or any of their respective officers, agents, employees or representatives shall be deemed to constitute a waiver of: (i) any Default or Event of Default arising as a result of the foregoing representation proving to be false or incorrect in any material respect; or (ii) any rights or remedies which the Agent or any Lender has against the Loan Parties under the Credit Agreement or any other Loan Document and/or applicable law, with respect to any such Default or Event of Default arising as a result of the foregoing representation proving to be false or incorrect in any material respect.
7. Representations and Warranties. Each of the Borrowers hereby represents and warrants to the Agent and the Lenders that: (i) the representations and warranties set forth in the Credit Agreement are true and correct in all material respects as of the date hereof, except those representations and warranties made as of a date certain which remain true and correct in all material respects as of such date or otherwise would be incorrect as a result of the Specified

Default; (ii) after giving effect to the waiver provided in this Amendment there is no Default or Event of Default under the Credit Agreement; (iii) each Borrower has the corporate or limited liability company power necessary to execute, deliver this Amendment, to the extent each is a party thereto; and (iv) the execution, delivery and performance of this Amendment have been duly authorized by the applicable governing body of each Borrower, and when executed, this Amendment will constitute the valid, binding and enforceable obligations of each Borrowers.
8. Further Agreements and Representations. Each of the Borrowers hereby, jointly and severally:
(a) ratifies, confirms and acknowledges that the Credit Agreement, as amended hereby, and all other Loan Documents continue to be valid, binding and in full force and effect as of the date hereof, and enforceable in accordance with their terms;
(b) covenants and agrees to perform all of their respective obligations under the Credit Agreement, as amended hereby, and all other Loan Documents;
(c) acknowledges and agrees that as of the date hereof, no Borrower has any defense, set-off, counterclaim or challenge against the payment of any sums owing to the Agent or the Lenders or the enforcement of any of the terms of the Credit Agreement, as amended hereby, or any of the other Loan Documents;
(d) acknowledges and agrees that all Loans presently or hereafter outstanding under the Loan Documents shall continue to be secured by the Collateral;
(e) acknowledges and agrees that this Amendment does not constitute a novation of the Loans;
(f) ratifies, confirms and continues all rights and remedies granted to the Agent and the Lenders in the Loan Documents; and
(g) ratifies and confirms all waivers made by the Borrowers in the Loan Documents.
9. Conditions to Effectiveness of this Amendment. The Agent’s and the Amendment Lenders’ obligations hereunder are conditioned upon the satisfaction by the Borrowers of the following conditions precedent:
(a) receipt by the Agent of this Amendment, duly executed by each of the Borrowers and Majority Lenders;
(b) the Borrowers shall have paid to the Agent for the ratable benefit of the Amendment Lenders an amendment and waiver fee equal to 0.50% of the Commitments (as reduced by this Amendment) of the Amendment Lenders, which shall be fully earned upon each such Amendment Lender’s execution of this Amendment, together with all reasonable out of pocket expenses of the Administrative Agent incurred in connection with this Amendment, including, without limitation, the reasonable fees and expenses of Administrative Agent’s counsel; and

(c) receipt by the Agent of such additional agreements, instruments, documents, writings and actions as the Agent and the Lenders may reasonably request.
10. Miscellaneous.
(a) No reference to this Amendment need be made in the Credit Agreement or in any other Loan Document.
(b) This Amendment shall bind and inure to the benefit of the parties hereto and their respective successors and assigns; provided, however, that no Loan Party shall assign its rights or obligations under this Amendment.
(c) This Amendment shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania without reference to the choice of law doctrine of the Commonwealth of Pennsylvania.
(d) This Amendment may be executed in any number of counterparts with the same effect as if all the signatures on such counterparts appeared on one document and each such counterpart shall be deemed an original. Any signature on this Amendment, delivered by any party by facsimile transmission shall be deemed to be an original signature thereto.
(e) To the extent of any inconsistency between the terms and conditions of this Amendment and the terms and conditions of the Loan Documents, the terms and conditions of this Amendment shall prevail. All terms and conditions of the Credit Agreement and any other Loan Documents not inconsistent herewith shall remain in full force and effect.
(f) This Amendment is the entire agreement between the parties relating to the subject matter hereof, incorporates or rescinds all prior agreements and understandings between the parties hereto relating to the subject matter hereof, cannot be changed or terminated orally or by course of conduct, and shall be deemed effective as of the date it is accepted by the Agent.
(g) Except as expressly set forth herein, neither the execution, delivery or performance of this Amendment, nor anything contained herein, shall be construed as or shall operate as a course of conduct, course of dealing or a consent to or waiver of any provision of, or any right, power or remedy of the Agent or any Lender under, the Credit Agreement and the agreements and documents executed in connection therewith.
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Schedule A
Lenders and Commitments

Lender	Commitment
Bank of America, N.A.	$20,000,000
PNC Bank, National Association	$10,000,000
KeyBank, N.A.	$10,000,000

IN WITNESS WHEREOF, the parties hereto have caused this First Amendment and Waiver under Credit Agreement to be duly executed as of the date first above written.

Parent Borrower: SL INDUSTRIES, INC.
By:	/s/ David R. Nuzzo
David R. Nuzzo
Vice President & Chief Financial Officer

Subsidiary Borrowers:

SL DELAWARE, INC.
SL DELAWARE HOLDINGS, INC.
MTE CORPORATION
RFL ELECTRONICS INC.
SL MONTEVIDEO TECHNOLOGY, INC.
CEDAR CORPORATION
TEAL ELECTRONICS CORPORATION
MEX HOLDINGS LLC
SL POWER ELECTRONICS CORPORATION
SLGC HOLDINGS, INC.
SLW HOLDINGS, INC.
SL AUBURN, INC.
SL SURFACE TECHNOLOGIES, INC.

By:	/s/ David R. Nuzzo
David R. Nuzzo
Authorized Officer

BANK OF AMERICA, N.A., in its capacity as Agent
By:	/s/ Anne Zeschke
	Name:	Anne Zeschke
	Title	Vice President